Exhibit 10.1

[Date]

[Employee Name]

[Address 1]

[Address 2]

Re: Retention/Stay Bonus

Dear [Employee Name]:

As you know, Iteris, Inc.  (“Iteris”) is acquiring 100% of the issued and outstanding shares of capital stock of your employer, Albeck Gerken, Inc. (“AGI”). We consider your continued service and dedication to AGI essential to our plans for AGI. To incentivize you to remain employed with AGI, we are pleased to offer you a retention bonus,  as described in this letter agreement. In consideration of your continued service with AGI through and until the third anniversary of the completion of the sale of AGI to Iteris (the “Retention Period”), we are offering you a retention bonus in the amount of [$XX] payable in Restricted Stock ([XX] Units) at the price of [$XX] per Unit as defined by the Stock Purchase Agreement (the “Retention Bonus”), which will be provided to you, less all applicable withholdings and deductions required by law, on the next regularly scheduled pay dates following the first, second, and third anniversaries of the date of this letter agreement (each, an “Anniversary Date”).

You will be eligible to receive the applicable installment of the Retention Bonus if all of the following eligibility criteria are satisfied on each Anniversary Date:

1.              You are actively employed by Iteris or AGI on the applicable Anniversary Date.

2.              You have not given notice of your intent to resign from employment on or before the applicable Anniversary Date.

3.              Iteris or AGI has not given you notice of its intent to terminate your employment for Cause on or before the applicable Anniversary Date.

If you are eligible to receive the Retention Bonus on an applicable Anniversary Date, an installment of one-third of the Retention Bonus will be paid to you in the next regularly scheduled pay date following the applicable Anniversary Date.

In addition, if your employment is terminated by Iteris or AGI prior to the  termination  of  the Retention Period other than for Cause (as defined below), you will be  entitled to  receive the  balance of any unpaid Retention Bonus set forth above on the next regularly scheduled pay date, subject to your continuing compliance with your post-closing obligations set forth in the Stock Purchase Agreement dated June 10, 2019, including those relating to confidentiality, non-competition and non- solicitation.

For purposes of this letter, “Cause” shall mean (i) your willful or continuing failure to perform, or willful or continuing neglect in the performance of your material duties, which, if capable of cure, is not effectively cured by you within five days after written notice by  Iteris is received by you; (ii)  your material violation of a policy or code of conduct applicable to employees of Iteris or AGI, provided that if they conflict those of Iteris will be the relevant policy or code; (iii)  your material breach of any  post- closing obligations set forth in the Stock Purchase Agreement, including those relating to confidentiality, non-disparagement, non- competition and non-solicitation, or (iv) your conviction of a felony or a crime involving moral turpitude.

Your employment remains at-will, meaning that you and Iteris or AGI (as applicable) may terminate the employment relationship at any time, with or without cause. This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between Iteris and AGI, on the one hand, and you relating to the retention bonus, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention bonus; provided, however, that this letter agreement shall not supersede your offer letter dated July 2, 2019 which shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both you and the Chief Executive Officer of Iteris.

This letter agreement and all related documents, and all matters arising out of or relating to this letter agreement, whether arising in contract, tort, or statute, are governed by, and construed in accordance with, the laws of the State of Florida, including its statutes of limitations, without giving effect to the conflict of laws provisions thereof, to the extent such principles or rules would require or permit the application of the laws of any other jurisdiction or state. This letter agreement and any controversy hereunder is subject to a mandatory arbitration clause as set forth in the Arbitration Agreement.

Please sign and date this letter agreement and return the signed copy to [Iteris Contact Name] by June 28, 2019. [Iteris Contact Name] email address is [Iteris Contact Email] and [his/her] mailing address is 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705-5551.

We look forward to your continued employment with us.

Sincerely,

Iteris, Inc.

Joe Bergera, CEO

Agreed to and accepted by:

[Employee Name]

Date:

cc: Sr. Vice President, Human Resources